EXHIBIT 99.1

FOR RELEASE ON AUGUST 14, 2006

Media Contact:	Sandy Chapman
800.715.9435 x107
schapman@freebairn.com

IR Contact:	Greg Ton
800.813.9046
greg.ton@fatsinc.com

FIREARMS TRAINING SYSTEMS, INC. REPORTS FISCAL YEAR 2007 FIRST

QUARTER REVENUE AND EARNINGS

•	REVENUE $16.9 MILLION

•	OPERATING INCOME $1.2 MILLION ($1.6 MILLION EXCLUDING SHARE-BASED COMPENSATION)

ATLANTA—August 14, 2006—Firearms Training Systems, Inc. (OTC: FATS) today reported earnings for the first quarter of its fiscal year ending March 31, 2007.

Revenue for the first quarter was $16.9 million versus $16.5 million for the same period last year. Operating income for the first quarter was $1.2 million versus $0.5 million for the same period last year. The Company achieved first quarter net income applicable to common shareholders of $30,000, or $0.00 per diluted share, compared to $9,000 or $0.00 per diluted share, for the same period of the previous year. Excluding the effects of share-based compensation expense, the Company posted operating income of $1.6 Million and net income of $0.3 million. Diluted income per share remained unchanged.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “Revenues for the quarter were slightly better than we expected and our backlog at the end of the quarter was $51.4 million, $0.5 million ahead of last year. Further, we are pleased with the recent level of new orders — $12.4 million received since June. These orders are not reflected in the backlog above.”

“We continue to make further adjustments in our operations to improve margin. Margin for the quarter was 36.9% of revenues compared to 34.3% during the first quarter last year. This improvement continues a trend we have experienced over the last three quarters. Also during the quarter, we implemented a major re-design of our business system, which improved our management of working capital. This improvement, along with the higher income enabled us to reduce our debt by $4.1 million in the quarter.”

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FATS FIRST QUARTER /2

FATS Inc., a subsidiary of Firearms Training Systems Inc. (OTC: FATS), is a leading technology company providing fully-integrated, simulated training to professional military and law enforcement personnel. Utilizing quality engineered weapon simulators, FATS’ state-of-the-art virtual training solutions offer judgmental, tactical and combined arms experiences. The company serves domestic and international customers from its headquarters in Suwanee, Ga. and has branch offices in Australia, Canada, the Netherlands and United Kingdom. The ISO-certified company was founded in 1984. For more information, visit www.fatsinc.com

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except for per share amounts)

	Three Months Ended June 30,
	2006	2005
Revenue	$16,886	$16,539
Cost of revenue	10,657	10,872

Gross margin	6,229	5,667

Operating expenses:
Selling, general and administrative	3,955	3,715
Research and development	1,027	1,403

Total operating expenses	4,982	5,118

Operating income	1,247	549

Other income (expense), net
Interest expense on debt	(993)	(902)
Other, net	(337)	236

Total other income (expense)	(1,330)	(666)

Loss before benefit for income taxes	(83)	(117)
Benefit for income taxes	(113)	(126)

Net income	$30	$9

Income per share
Basic income per share	$0.00	$0.00

Diluted income per share	$0.00	$0.00

Weighted average common shares outstanding – basic	76,056	75,945

Weighted average common shares outstanding – diluted	78,836	80,693

FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares authorized, issued and outstanding and per share value)

	June 30, 2006	March 31, 2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,478	$4,479
Restricted cash	2,854	2,838
Accounts receivable, net of allowance of $350	12,324	16,948
Costs and estimated earnings in excess of billings on incomplete contracts	10,296	9,518
Unbilled receivables	391	442
Inventories	14,332	13,786
Income taxes receivable	389	7
Deferred income taxes	385	126
Prepaid expenses and other current assets	1,457	1,763

Total current assets	44,906	49,907

Property and equipment, net	1,953	1,972

Other noncurrent assets:
Other	132	149
Deferred income taxes	404	638
Intangible assets, net	986	1,063

Total assets	$48,381	$53,729

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Long-term debt due within one year	$3,847	$3,540
Accounts payable	3,244	4,901
Accrued liabilities	4,817	5,514
Accrued interest	284	312
Income taxes payable	1,317	1,119
Billings in excess of cost and estimated earnings on incomplete contracts	2,072	2,216
Deferred revenue	1,354	758
Contract cost reserve	93	277
Warranty cost reserve	482	483

Total current liabilities	17,510	19,120

Long-term debt	23,438	27,845

Other noncurrent liabilities	336	438

Total liabilities	41,284	47,403

Commitments and contingencies

Preferred stock, 3,500 shares authorized; 3,203 shares issued and outstanding; liquidation value of $11,887 and $11,597 per share	32,028	32,028

Stockholders’ deficit:
Class A common stock, $0.000006 par value; 100 million shares authorized, 76,059,735 and 76,056,402 shares issued and outstanding	—	—
Additional paid-in capital	128,405	128,049
Accumulated deficit	(154,365)	(154,395)
Accumulated other comprehensive income	1,029	644

Total stockholders’ deficit	(24,931)	(25,702)

Total liabilities and stockholders’ deficit	$48,381	$53,729